Exhibit I.(1)-2

Liquidation Plan

of

SUNDAY Communications Limited
(the “Company”)

as required by section 198 of the
BVI Business Companies Act

(a)	The voluntary liquidation of the Company is being effected because the Company is no longer carrying on the business for which it was incorporated.

(b)	It is estimated that the liquidation of the Company will take approximately five months.

(c)	The liquidator is authorised to carry on the business of the Company if the liquidator determines that to do so would be necessary or in the best interests of the creditors or members of the Company.

(d)	Mr. Guy Eldridge, a partner of the law firm of Conyers Dill & Pearman of P.O. Box 3140, Romasco Place, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands, shall be appointed as the voluntary liquidator of the Company, and shall receive no remuneration other than reimbursement for any reasonable out-of-pocket expenses and hourly charges actually incurred.

(e)	The liquidator shall not be required to send to all members a statement of account prepared or caused to be prepared by the liquidator in respect of its actions or transactions.